Exhibit 4.70

Exhibit 4.72
AMENDMENT No. 1 TO THE GUARANTEE FRAMEWORK AGREEMENT
By the present private instrument and in the best form of the law, the parties:

1. COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, a Brazilian corporation with head office in the City of São Paulo, State of São Paulo, at Av. Brigadeiro Luis Antonio,  nº 3172, enrolled in the Brazilian National Register of Legal Entities of the Ministry of Finance (“CNPJ/MF”) under nº 47.508.411/0001-56, herein represented by its legal representatives (“CBD”); and

2. CNOVA COMÉRCIO ELETRÔNICO S/A, a Brazilian corporation with head office in the city of São Paulo, State of São Paulo, at Rua Gomes de Carvalho, nº 1609, Vila Olímpia, enrolled in the CNPJ/MF under nº 07.170.938/0001-07, herein represented by its legal representatives (“CNOVA”).

CBD and CNOVA are hereinafter jointly also referred to as the “Parties” and each individually as a “Party”.
WHEREAS: (i) On the date hereof, CNOVA and CBD entered into the Guarantee Framework Agreement (“Agreement”).

(ii) Under Clause 1.3.2, CBD would charge a fee for the granting of the guarantees for the following Agreements for the Lease of Real Estate (which are listed in items 3 to 6 of the Schedule I of the Agreement):

(a) Lease Agreement entered into 05.14.2013 (as amended on 06.15.2015) among CNOVA, LP Administradora de Bens and CBD (as guarantor), valid until 07.17.2018 (“Distribution Center I”).
(b) Lease Agreement entered into 02.18.2014 among CNOVA, Rec Log 411 and CBD (as guarantor), valid until 03.23.2024 (“Distribution Center II”).

(c) Lease Agreement entered into 08.012015 among CNOVA, Prologis CCP Cajamar Empreendimentos, Caixa de Previdência dos Funcionários do Banco do Brasil and CBD (as guarantor), valid until 07.31.2020 (“Distribution Center III” and, toguether with Distribution Center I and Distribution Center II, the “Distribution Centers”).

(d) Lease Agreement entered into 04.10.2014 among CNOVA, Maxcorp Assessoria e Participação and CBD (as guarantor) valid until 03.31.2017 (“CNOVA´s Head Offices”).

(iii) A logistics synergy project is in the implementation phase through which CNOVA and Via Varejo S.A., a company of the same group of CNOVA and CBD, will share their facilities so that their stocks will be stored in the centers distribution of Via Varejo S.A. (“Logistics Synergy Project”).

(iv) As a consequence of the Logistics Synergy Project, which will be implemented until 30 September 2016, CNOVA will no longer occupy the real estate properties where the Distribution Centers are located. Therefore, CNOVA will terminate and/or not renew the Agreements for the Lease of Real Estate for the Distribution Centers.

(v) In addition, with respect to the real estate property where CNOVA´s Head Offices are located, as negotiated between CNOVA and its landlord, until 30 September 2016, E-Hub Consultoria, Participações e Comércio S.A., a company controlled by CNOVA, will become the only guarantor of the Agreements for the Lease of Real Estate for CNOVA´s Head Offices, so that the guarantee granted by CBD will be replaced and CBD will be exempt from any liability with respect to this guarantee.

(vi) Given that the guarantees granted for the Agreements for the Lease of Real Estate will be in effect only until 30 September 2016, CBD is willing to waive the charge of any fee in consideration for such guarantees.

NOW, THEREFORE, the Parties agree to enter into this 1st Amendment to the Guarantee Framework Agreement (“Amendment”), which shall be governed by the following clauses and conditions:
All the terms used herein with capital letters will have the same meaning attributed to them in the Agreement, except if expressly defined otherwise herein.

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1. The Parties hereby agree that CBD waives the charge of any fee in consideration for such guarantees for the Agreements for the Lease of Real Estate (which are listed in items 3 to 6 of the Schedule I of the Agreement) and that are currently in force.

2. CNOVA, in turn, undertakes to take all actions and execute all necessary documents, agreements or instruments until 30 September 2016 to formalize that CBD will no longer be a guarantor of the Agreements for the Lease of Real Estate and that it will be exempt from all and any liability, obligation or responsibility of any kind with respect to the guarantees granted by CBD in such agreements after that date, including, without limitation:

(a) to terminate and/or not to renew the Agreements for the Lease of Real Estate for the Distribution Centers or, if for some reason, such agreements remain in force after that date, to replace the guarantees granted by CBD to other guarantees;

(b) to enter into an amendment to the Agreements for the Lease of Real Estate for CNOVA´s Head Offices to formalize that the guarantee granted by CBD will be replaced by a new guarantee to be granted by E-Hub Consultoria, Participações e Comércio S.A.

2.1. Within thirty (30) days after the execution/formalization of the instruments described in Clause 2, CNOVA shall evidence the fulfillment of such obligations by sending copies of the signed documents to CBD.

2.2. If CNOVA does not execute/formalize the instruments described in clause 2, the Parties undertake to execute an amendment to this Agreement to establish the terms and conditions to charge a fee relating to the guarantees granted by CBD for the Agreements for the Lease of Real Estate which remain in force.

3. As a result of the commitments set forth above, the Parties in mutual and common agreement, decide to amend clause 1.3.2 , which shall become effective as follows:

“1.3.2 Agreements for the Lease of Real Estate – For the Existing Guarantees granted by CBD for the Agreements for the Lease of Real Estate, as indicated in items 3 to 6 of the Schedule I, it will not be charged any Fee by CBD.

1.3.2.1. CNOVA undertakes to take all actions and execute all necessary documents, agreements or instruments until 30 September 2016 to formalize that CBD will no longer be a guarantor of the Agreements for the Lease of Real Estate and that it will be exempt from all and any liability, obligation or responsibility of any kind with respect to the Existing Guarantees granted by CBD in such agreements after that date.

1.3.2.2. Within thirty (30) days after the fulfillment of the obligations described in Clause 1.3.2.1 above, CNOVA shall evidence the fulfillment of such obligations by sending copies of the signed documents to CBD.

1.3.2.3. If CNOVA does not fulfill the obligations  described in clause 1.3.2.1 above until 30 September 2016, the Parties undertake to execute an amendment to this Agreement to establish the terms and conditions to charge a fee relating to the Existing Guarantees granted by CBD for the Agreements for the Lease of Real Estate which remain in force.”

4. This Amendment was translated for the convenience of the parties. In case of divergence of the

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versions, the Portuguese version shall prevail.

5. All other sections, paragraphs, terms and conditions of the Amendment and Annexes that were not expressly amended or excluded hereby remain unaltered and in force and are hereby ratified by the Parties.

The Parties hereto have caused this Amendment to be executed in the presence of 2 witnesses, in two (2) counterparts of the same contents and tenor, for all legal purposes.
São Paulo, 10 May 2016.

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

CNOVA COMÉRCIO ELETRÔNICO S.A.

Testemunhas/Witnesses:

1.	2.
Nome:	Nome:
RG:	RG:
CPF:	CPF:

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